EXHIBIT 10.3

March 4, 2010


               MODIFICATION TO FEBRUARY 22, 2010 SUBORDINATED NOTE

This modification to the $125,000 subordinated note agreements each individually executed by Harold K. Fletcher and Jeffrey C. O'Hara ("Holder's) on February 22, 2010 modifies the terms for payment of interest on the notes.

The Holders' hereby agree that interest will only be paid on these notes to the extent that these payments are allowed pursuant to the terms of Tel-Instrument Electronics Corp's revised Credit Agreement dated March 4, 2010. This modification is being made to conform to Section 7.18 of the revised Credit Agreement between Bank of America and Tel Instrument Electronics Corp. This modification precludes the payment of monthly interest to either Holder unless Tel's ratio of Net cash Flow to Debt service expense exceeds a 1.2 ratio as defined in the Credit Agreement. The Holder's agree that the Company's failure to pay the monthly interest amounts pursuant to the terms of the February 22, 2010 Subordinated Note will not constitute an event of default on this Note if the Company is precluded from making these payments pursuant to the limitations included in the revised Credit Agreement.

IN WITNESS WHEREOF, Tel-Instrument Electronics Corp. has caused this Note modification to be executed in its corporate name by the signature of its Chief Accounting Officer.


Holder                                      Tel-Instrument Electronics Corp.

By:  /s/  Harold K. Fletcher                By:  /s/  Joseph P. Macaluso
   -------------------------------             -------------------------------
          Harold K. Fletcher                          Joseph P. Macaluso
                                                      Chief Accounting Officer

Holder

By:  /s/  Jeffrey C. O'Hara
   -------------------------------
          Jeffrey C. O'Hara